Exhibit 99.1
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WISCONSIN ENERGY CORPORATION
CONSOLIDATED INCOME STATEMENTS
Year Ended December 31

	2002	2001	2000
	(Millions of Dollars, Except Per Share Amounts)
Operating Revenues
Utility energy	$2,852.1	$2,964.8	$2,556.7
Non-utility energy	167.2	337.3	372.8
Manufacturing	685.2	585.1	382.2
Other	31.7	41.3	51.0
Total Operating Revenues	3,736.2	3,928.5	3,362.7

Operating Expenses
Fuel and purchased power	594.1	660.1	682.1
Cost of gas sold	574.9	823.8	594.7
Cost of goods sold	513.2	434.7	282.0
Other operation and maintenance	1,046.1	978.3	942.4
Depreciation, decommissioning and amortization	320.6	342.1	336.3
Property and revenue taxes	87.8	84.6	80.3
Asset valuation charges	141.5	-	-
Total Operating Expenses	3,278.2	3,323.6	2,917.8

Operating Income	458.0	604.9	444.9

Other Income and Deductions
Interest income	5.8	18.2	20.3
AFUDC-equity	4.3	1.9	2.6
Gains (loss) on asset sales	(3.6)	27.5	98.7
Equity in earnings (losses) of unconsolidated affiliates	22.9	26.0	(2.3)
Other	14.5	(73.0)	(39.3)
Total Other Income and Deductions	43.9	0.6	80.0

Financing Costs
Interest expense	221.2	245.0	243.5
AFUDC-debt	(6.9)	(13.3)	(13.6)
Distributions on preferred securities of subsidiary trust	13.7	13.7	13.7
Preferred dividend requirement of subsidiary	1.2	1.2	1.2
Total Financing Costs	229.2	246.6	244.8

Income Before Income Taxes and the
Cumulative Effect of Change in Accounting Principle	272.7	358.9	280.1

Income Taxes	105.7	150.4	125.9
Income Before the Cumulative
Effect of Change in Accounting Principle	167.0	208.5	154.2
Cumulative Effect of Change in
Accounting Principle, Net of Tax	-	10.5	-
Net Income	$167.0	$219.0	$154.2
	=====	=====	=====

Earnings Per Share Before Change in Accounting Principle
Basic	$1.45	$1.78	$1.28
Diluted	$1.44	$1.77	$1.27

Earnings Per Share
Basic	$1.45	$1.87	$1.28
Diluted	$1.44	$1.86	$1.27

Weighted Average Common Shares Outstanding (Millions)
Basic	115.4	117.1	120.6
Diluted	116.3	117.9	121.2

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended December 31

2002	2001	2000
(Millions of Dollars)
Operating Activities
Net income	$167.0	$219.0	$154.2
Reconciliation to cash
Depreciation, decommissioning and amortization	361.8	377.5	372.8
Nuclear fuel expense amortization	27.3	32.3	27.4
Equity in (earnings) losses of unconsolidated affiliates	(22.9)	(26.0)	2.3
Asset valuation charges	141.5	-	-
Deferred income taxes and investment tax credits, net	(25.0)	(12.8)	5.7
Accrued income taxes, net	30.7	(20.3)	15.9
Losses (gains) on asset sales	3.6	(27.5)	(98.7)
Change in -	Accounts receivable and accrued revenues	(66.8)	187.5	(188.0)
Other accounts receivable	116.4	-	-
Inventories	10.2	(38.7)	(68.9)
Other current assets	7.6	62.4	22.1
Accounts payable	4.0	(119.2)	163.5
Other current liabilities	(1.9)	(108.6)	47.8
Other	(42.2)	45.0	4.9
Cash Provided by Operating Activities	711.3	570.6	461.0

Investing Activities
Capital expenditures	(556.8)	(672.5)	(611.0)
Acquisitions and investments	(39.7)	(35.7)	(1,234.7)
Proceeds from asset sales and divestitures, net	310.0	294.4	408.4
Nuclear fuel	(20.7)	(9.9)	(41.6)
Nuclear decommissioning funding	(17.6)	(17.6)	(17.6)
Other	(41.0)	(37.8)	(24.0)
Cash Used in Investing Activities	(365.8)	(479.1)	(1,520.5)

Financing Activities
Issuance of common stock	52.6	51.6	89.3
Repurchase of common stock	(52.3)	(133.6)	(100.8)
Dividends paid on common stock	(92.4)	(93.8)	(165.3)
Issuance of long-term debt	46.8	1,313.7	513.9
Retirement of long-term debt	(485.6)	(98.2)	(137.4)
Change in short-term debt	182.0	(1,124.7)	826.8
Cash (Used in) Provided by Financing Activities	(348.9)	(85.0)	1,026.5

Change in Cash and Cash Equivalents	(3.4)	6.5	(33.0)

Cash and Cash Equivalents at Beginning of Year	47.0	40.5	73.5

Cash and Cash Equivalents at End of Year	$43.6	$47.0	$40.5
====	====	====

Supplemental Information - Cash Paid For
Interest (net of amount capitalized)	$235.6	$228.3	$223.6
Income taxes (net of refunds)	$90.9	$166.8	$82.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31

ASSETS

	2002	2001

	(Millions of Dollars)

Property, Plant and Equipment
Utility energy	$7,368.7	$7,075.3
Non-utility energy	182.5	21.5
Manufacturing	164.5	142.2
Other	243.0	205.6
Accumulated depreciation	(4,007.4)	(3,826.4)
	3,951.3	3,618.2
Construction work in progress	274.0	380.2
Leased facilities, net	110.3	116.0
Nuclear fuel, net	63.2	73.6
Net Property, Plant and Equipment	4,398.8	4,188.0

Investments
Nuclear decommissioning trust fund	550.0	589.6
Investment in ATC	148.6	146.5
Other	158.0	154.9
Total Investments	856.6	891.0

Current Assets
Cash and cash equivalents	43.6	47.0
Accounts receivable, net of allowance for
doubtful accounts of $56.4 and $48.0	479.2	434.2
Other accounts receivable	-	116.4
Accrued revenues	209.1	178.6
Materials, supplies and inventories	455.1	431.0
Assets held for sale	-	403.1
Prepayments	85.1	83.7
Deferred income taxes - current	59.1	8.7
Other	8.5	12.2
Total Current Assets	1,339.7	1,714.9

Deferred Charges and Other Assets
Deferred regulatory assets	650.6	324.9
Goodwill, net	833.1	832.1
Other	286.1	377.8
Total Deferred Charges and Other Assets	1,769.8	1,534.8

Total Assets	$8,364.9	$8,328.7
	======	======

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31

CAPITALIZATION AND LIABILITIES

	2002	2001

	(Millions of Dollars)
Capitalization
Common equity	$2,139.4	$2,056.1
Preferred stock of subsidiary	30.4	30.4
Company-obligated mandatorily redeemable
preferred securities of subsidiary trust
holding solely debentures of the Company	200.0	200.0
Long-term debt	3,030.5	3,237.3
Total Capitalization	5,400.3	5,523.8

Current Liabilities
Long-term debt due currently	40.3	484.3
Short-term debt	953.1	550.4
Accounts payable	317.6	309.8
Payroll and vacation accrued	89.0	75.1
Taxes accrued - income and other	63.7	33.1
Interest accrued	36.7	39.0
Other	125.5	115.4
Total Current Liabilities	1,625.9	1,607.1

Deferred Credits and Other Liabilities
Deferred income taxes - long term	568.0	547.2
Accumulated deferred investment tax credits	70.9	75.8
Deferred regulatory liabilities	327.2	328.1
Minimum pension liability	113.5	-
Other	259.1	246.7
Total Deferred Credits and Other Liabilities	1,338.7	1,197.8

Commitments and Contingencies (Note R)	-	-

Total Capitalization and Liabilities	$8,364.9	$8,328.7
	======	======

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CAPITALIZATION
December 31

		2002	2001
		(Millions of Dollars)
Common Equity (See Consolidated Statements of Common Equity)
Common stock - $.01 par value; authorized 325,000,000 shares;
outstanding - 116,027,724 and 115,420,724 shares		$1.2	$1.2
Other paid in capital		778.5	763.8
Retained earnings		1,359.5	1,284.9
Accumulated other comprehensive income loss		(7.5)	(10.8)
Unearned compensation - restricted stock award		(3.3)	(4.2)
Stock options exercisable		11.0	21.2
Total Common Equity		2,139.4	2,056.1

Preferred Stock
Wisconsin Energy
$.01 par value; authorized 15,000,000 shares; none outstanding		-	-
Wisconsin Electric
Six Per Cent. Preferred Stock - $100 par value;
authorized 45,000 shares; outstanding - 44,498 shares		4.4	4.4
Serial preferred stock -
$100 par value; authorized 2,286,500 shares; 3.60% Series
	redeemable at $101 per share; outstanding - 260,000 shares	26.0	26.0
$25 par value; authorized 5,000,000 shares; none outstanding		-	-
Wisconsin Gas - Cumulative without par value; authorized
1,500,000 shares; none outstanding		-	-
Total Preferred Stock		30.4	30.4

Company-obligated mandatorily redeemable preferred securities of subsidiary
trust holding solely debentures of the Company, 6.85% due 2039		200.0	200.0

Long-Term Debt
First mortgage bonds
	7-1/4% due 2004	140.0	140.0
	7-1/8% due 2016	100.0	100.0
	6.85% due 2021	9.0	9.0
	7-3/4% due 2023	100.0	100.0
	7.05% due 2024	60.0	60.0
	9-1/8% due 2024	-	3.4
	8-3/8% due 2026	-	100.0
	7.70% due 2027	200.0	200.0

Debentures (unsecured)
	6-5/8% due 2002	-	150.0
	6-5/8% due 2006	200.0	200.0
	9.47% due 2006	2.8	3.5
	8-1/4% due 2022	25.0	25.0
	6-1/2% due 2028	150.0	150.0
	6-7/8% due 2095	100.0	100.0
	6.60% due 2013	45.0	45.0

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CAPITALIZATION - (Cont'd)
December 31

	2002	2001
	(Millions of Dollars)
Long-Term Debt - (Cont'd)
Notes (secured, nonrecourse)
3.18% variable rate due 2005 (a)	$7.0	$7.2
Variable rate due 2005	-	180.5
6.36% effective rate due 2006	4.4	5.5
6.90% due 2006	1.1	1.1
7.125% due 2007	4.3	-
3.554% variable rate due 2003-2009 (a)	4.2	4.1
2% stated rate due 2011	1.3	-

Notes (unsecured)
6.33% due 2002	-	12.0
6.66% due 2003	10.6	10.6
6-3/8% due 2005	65.0	65.0
6.85% due 2005	10.0	10.0
1.80% variable rate due 2006 (a)	1.0	1.0
5.875% due 2006	550.0	550.0
6.36% effective rate due 2006	4.8	6.0
7.00% to 8.00% due 2001-2008	2.9	3.1
5.50% due 2008	300.0	300.0
6.21% due 2008	20.0	20.0
6.48% due 2008	25.4	25.4
5-1/2% due 2009	50.0	50.0
6.50% due 2011	450.0	450.0
6.51% due 2013	30.0	30.0
1.80% variable rate due 2015 (a)	17.4	17.4
1.75% variable rate due 2016 (a)	67.0	67.0
6.94% due 2028	50.0	50.0
1.80% variable rate due 2030 (a)	80.0	80.0

Commercial paper supported by multiple-year bank lines	-	220.8

Obligations under capital leases	218.2	211.4
Unamortized discount, net and other	(35.6)	(42.4)
Long-term debt due currently	(40.3)	(484.3)
Total Long-Term Debt	3,030.5	3,237.3

Total Capitalization	$5,400.3	$5,523.8
	======	======

(a) Variable interest rate as of December 31, 2002.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF COMMON EQUITY

				Accumulated
				Other		Stock
	Common	Other Paid	Retained	Comprehensive	Unearned	Options
	Stock	In Capital	Earnings	Income (Loss)	Compensation	Exercisable	Total
	(Millions of Dollars)

Balance - December 31, 1999	$1.2	$838.3	$1,170.8	$ -	($2.5)	$ -	$2,007.8
Net Income			154.2				154.2
Other comprehensive income
Foreign currency translation				(0.7)			(0.7)
Minimum pension liability				(2.2)			(2.2)
Comprehensive income (loss)	-	-	154.2	(2.9)	-	-	151.3
Common stock cash
dividends $1.37 per share			(165.3)				(165.3)
Common stock issued		89.3					89.3
Repurchase of common stock		(100.8)					(100.8)
Restricted stock award					(1.4)		(1.4)
Conversion of WICOR restricted
stock awards					(1.2)		(1.2)
Amortization and forfeiture
of restricted stock					1.2		1.2
Conversion of WICOR stock options						35.9	35.9
Stock options exercised
and other		5.6				(6.5)	(0.9)
Tax benefit of stock options exercised		0.9					0.9
Balance - December 31, 2000	1.2	833.3	1,159.7	(2.9)	(3.9)	29.4	2,016.8
Net Income			219.0				219.0
Other comprehensive income
Foreign currency translation				(1.4)			(1.4)
Unrealized hedging losses				(6.5)			(6.5)
Comprehensive income (loss)	-	-	219.0	(7.9)	-	-	211.1
Common stock cash
dividends $0.80 per share			(93.8)				(93.8)
Common stock issued		51.6					51.6
Repurchase of common stock		(133.6)					(133.6)
Restricted stock awards					(1.6)		(1.6)
Amortization and forfeiture
of restricted stock					1.3		1.3
Stock options exercised		8.2				(8.2)	-
Tax benefit of stock options exercised		4.9					4.9
Other		(0.6)					(0.6)
Balance - December 31, 2001	1.2	763.8	1,284.9	(10.8)	(4.2)	21.2	2,056.1
Net Income			167.0				167.0
Other comprehensive income
Foreign currency translation				3.0			3.0
Minimum pension liability				(0.8)			(0.8)
Unrealized hedging gains				1.1			1.1
Comprehensive Income	-	-	167.0	3.3	-	-	170.3
Common stock cash
dividends $0.80 per share			(92.4)				(92.4)
Common stock issued		52.6					52.6
Repurchase of common stock		(52.3)					(52.3)
Amortization and forfeiture
of restricted stock		(0.2)			0.9		0.7
Stock options exercised		10.2				(10.2)	-
Tax benefit of stock options exercised		4.5					4.5
Other		(0.1)					(0.1)
Balance - December 31, 2002	$1.2	$778.5	$1,359.5	($7.5)	($3.3)	$11.0	$2,139.4
	===	=====	======	====	====	====	======

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION

2002 ANNUAL FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General:   The consolidated financial statements include the accounts of Wisconsin Energy Corporation ("Wisconsin Energy" or the "Company"), a diversified holding company, as well as its principal subsidiaries in the following operating segments:

  Utility Energy Segment -- Consisting of Wisconsin Electric Power Company ("Wisconsin Electric"), Wisconsin Gas Company ("Wisconsin Gas") and Edison Sault Electric Company ("Edison Sault"); engaged primarily in the generation of electricity and the distribution of electricity and natural gas;
  Non-Utility Energy Segment -- Consisting primarily of Wisvest Corporation ("Wisvest") engaged principally in independent electric power production and W.E. Power LLC ("W.E. Power"); engaged principally in the design, development and construction of electric power generating facilities for long term lease to Wisconsin Electric; and
  Manufacturing Segment -- Consisting of WICOR Industries, Inc., an intermediate holding company, and its primary subsidiaries, Sta-Rite Industries, Inc., SHURflo Pump Manufacturing Co. and Hypro Corporation; engaged in the manufacture of pumps as well as fluid processing and pump filtration equipment.

Other non-utility subsidiaries of Wisconsin Energy include primarily Minergy Corp., which develops and markets recycling technology products, and Wispark LLC ("Wispark"), which develops and invests in real estate. All significant intercompany transactions and balances have been eliminated from the consolidated financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications:   Certain prior year financial statement amounts have been reclassified to conform to their current year presentation. These reclassifications had no effect on net income or earnings per share.

Revenues:   Energy revenues are recognized on the accrual basis and include estimated amounts for service rendered but not billed. The manufacturing segment recognizes revenue from product sales upon shipment. Based upon experience, the manufacturing segment estimates and records provisions for sales returns, allowances and original warranties in the period the sale is reported.

Wisconsin Electric's rates include base amounts for estimated fuel and purchased power costs. It can request recovery of fuel and purchased power costs prospectively from retail electric customers in the Wisconsin jurisdiction through its rate review process with the Public Service Commission of Wisconsin ("PSCW") and in interim fuel cost hearings when such annualized costs are more than 3% higher than the forecasted costs used to establish rates. Wisconsin Electric's and Wisconsin Gas' retail gas rates include monthly adjustments which permit the recovery or refund of actual purchased gas costs.

Property and Depreciation:   Utility property, plant and equipment is recorded at cost. Cost includes material, labor, overhead and allowance for funds used during construction. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. The cost of depreciable utility property, together with removal cost less salvage value, is charged to accumulated depreciation when property is retired.

Capitalized software costs associated with regulated operations are included in the subcaption "Utility Energy" under the caption "Property, Plant and Equipment" on the Consolidated Balance Sheet. As of December 31, 2002 and 2001, capitalized software costs totaled $68.9 million and $79.6 million, respectively. Capitalized software costs associated with non-utility companies as of December 31, 2002 and 2001 are approximately $0.2 million and $1.2 million, respectively.

Utility depreciation rates are certified by the state regulatory commissions and include estimates for salvage value and removal costs. Depreciation as a percent of average depreciable utility plant was 4.5% in 2002, 4.6% in 2001, and 4.5% in 2000. Nuclear plant decommissioning costs are accrued and included in depreciation expense (see Note G).

Other property, plant and equipment is recorded at cost. Cost includes material, labor, overhead and capitalized interest. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in "Other Income and Deductions - Gain (loss) on asset sales" in the Consolidated Income Statements.

Depreciation expense is accrued at straight-line rates over the estimated useful lives of the assets. For manufacturing property, depreciation expense is primarily included in cost of goods sold.

Estimated useful lives for non-regulated assets are 3 to 10 years for manufacturing equipment, 3 to 28 years for other non-utility equipment, 2 to 5 years for software and 30 to 40 years for non-utility buildings.

Allowance For Funds Used During Construction:   Allowance for funds used during construction ("AFUDC") is included in utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders' capital used for construction purposes. Allowance for borrowed funds also includes interest capitalized on qualifying assets of non-utility subsidiaries. In the Consolidated Income Statements, the cost of borrowed funds (AFUDC-debt) is shown as an offset to interest expense and the return on stockholders' capital (AFUDC-equity) is an item of other income.

As approved by the PSCW, Wisconsin Electric capitalized AFUDC-debt and equity at the following rates during the periods indicated:

September 1, 2000 -- continuing	10.18%
June 1, 1998 -- August 31, 2000	10.21%

Prior to August 31, 2000, based on PSCW authorization, Wisconsin Electric accrued an AFUDC on 50% of all construction work in progress. In a rate order dated August 30, 2000, the PSCW authorized the Company to accrue AFUDC on all electric utility nitrogen oxide (NOx) remediation construction work in progress at a rate of 10.18%, and provided a full current return on electric safety and reliability construction work in progress so that no AFUDC accrual is required on such projects. In addition, the August 2000 PSCW order provided a current return on half of other utility construction work in progress and authorized AFUDC accruals on the remaining 50% of these projects.

As approved by the PSCW in September 2001, Wisconsin Gas began to accrue AFUDC on a significant gas pipeline lateral project at a rate of 10.32%. Wisconsin Gas has not accrued AFUDC on any other construction work in progress.

Earnings Per Common Share:   Basic earnings per common share have been computed by dividing net earnings by the weighted average number of common shares outstanding. Diluted earnings per share is less than basic earnings per share due to the potentially dilutive effects of stock options.

Materials, Supplies and Inventories:   Inventory at December 31 consists of:

Materials,
Supplies and Inventories	2002	2001
	(Millions of Dollars)

Fossil Fuel	$124.4	$103.7
Natural Gas in Storage	91.9	107.1
Materials and Supplies	97.2	89.0
Manufacturing	141.6	131.2
Total	$455.1	$431.0
	====	====

Substantially all fossil fuel, materials and supplies and natural gas in storage inventories are priced using the weighted-average method of accounting. Approximately 82% of the manufacturing inventories in 2002 and 2001 were priced using the last-in, first-out method (not in excess of the market), with the remaining inventories priced using the first-in, first-out method. If the first-in, first-out method of accounting had been used exclusively, manufacturing inventories would have been $0.3 million lower at December 31, 2002 and $0.3 million higher at December 31, 2001.

Goodwill and Long-Lived Assets:   Goodwill represents the excess of acquisition costs over the fair value of the net assets of acquired businesses and has been amortized through 2001 on a straight-line basis over its estimated life, which was generally 40 years. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142") which eliminated the annual amortization of goodwill. For further information, see Note B.

Regulatory Accounting:   The utility energy segment accounts for its regulated operations in accordance with Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. This statement sets forth the application of generally accepted accounting principles to those companies whose rates are determined by an independent third-party regulator. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses in the periods when those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities). As of December 31, 2002, the Company had approximately $24.0 million of regulatory assets that were not earning a return. All regulatory assets have been deferred pursuant to specific rate orders, or by a generic order issued by the Company's primary regulator. Regulatory assets are expected to be recovered in rates no longer than 20 years.

Deferred regulatory assets and liabilities at December 31 consist of:

Deferred Regulatory Assets and Liabilities	2002	2001
	(Millions of Dollars)
Deferred Regulatory Assets
Unrecognized pension costs (See Note N)	$288.5	$ -
Deferred income tax related (See Note F)	139.6	144.4
Deferred transmission costs	62.5	22.3
Other plant related -- capital lease (See Note J)	47.2	39.0
Environmental costs	46.9	43.9
Postretirement benefit costs	25.6	28.4
Department of Energy assessments	13.3	15.9
Lightweight aggregate plant	12.2	16.8
Bad debt costs	7.0	(0.7)
Other, net	7.8	14.9
Total Deferred Regulatory Assets	$650.6	$324.9
	====	====

Deferred Regulatory Liabilities
Deferred pension - income	$139.6	$150.9
Deferred income tax related (See Note F)	134.5	132.3
NOx escrow	11.9	8.6
Other, net	41.2	36.3
Total Deferred Regulatory Liabilities	$327.2	$328.1
	====	====

As of December 31, 2002, the Company recorded a minimum pension liability of $113.5 million to reflect the funded status of its pension plans. The Company has concluded that substantially all of the unrecognized pension costs which arose from recording the minimum pension liability under SFAS 87 qualify as a regulatory asset. As such, as of December 31, 2002, the Company recorded a pre-tax regulatory asset totaling $288.5 million.

In connection with the WICOR acquisition, the Company recorded the funded status of Wisconsin Gas pension and postretirement medical plans at fair value. Due to the expected regulatory treatment of these items, a regulatory liability (Deferred pension - income) was also recorded and is being amortized over the average remaining service life of 15 years ending 2015.

Wisconsin Electric directs a variety of demand-side management programs to help foster energy conservation by its customers. As authorized by the PSCW, Wisconsin Electric capitalized certain conservation program costs prior to 1995. Utility rates approved by the PSCW provide for a current return on these conservation investments. Included in Investments on the Consolidated Balance Sheet at December 31, 2002 and 2001, are conservation investments of $6.0 million and $11.6 million, respectively, which are amortized to income based upon PSCW order.

During 2000, Wisconsin Electric discontinued operation of its lightweight aggregate plant at Oak Creek Power Plant. As authorized by the PSCW, Wisconsin Electric transferred the associated remaining undepreciated plant balance of $19.7 million on December 31, 2000 to a deferred regulatory asset account, which is being amortized over the five year period ending December 31, 2005.

Derivative Financial Instruments:   The Company has derivative physical and financial instruments as defined by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), however, use of financial instruments is limited and is immaterial during the years ended December 31, 2002, 2001 and 2000. For further information, see Notes J and L.

Statement of Cash Flows:   Cash and cash equivalents include marketable debt securities acquired three months or less from maturity.

Restrictions:   Various financing arrangements and regulatory requirements impose certain restrictions on the ability of the principal utility subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric and Wisconsin Gas are prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. The Company does not believe that such restrictions will materially affect its operations.

Assets Held for Sale:   Property, equipment and goodwill related to businesses held for sale are carried at the lower of cost or estimated fair value less costs to sell. As of December 31, 2002, there were no assets classified as Held for Sale. For Assets Held for Sale recorded prior to January 1, 2002, in accordance with the Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"), the Company recorded an impairment loss on its property held for sale whenever the carrying value could not be fully recovered through the estimated cash flows including net sale proceeds. Effective December 31, 2000, the Company stopped depreciating assets classified as held for sale, which for the years ended December 31, 2002 and 2001 resulted in a reduction of depreciation expense of $0.05 and $0.05 per share, respectively. There was no similar reduction in 2000 as assets were identified as held for sale at December 31, 2000. The amount of any impairment loss to be recognized would be the excess of the asset's carrying value compared to the asset's estimated fair value. Adjustments for an impairment loss for such assets were made in each period as necessary to report these assets at the lower of carrying value or estimated fair value less costs to sell.

Investments:   Investments of Witech Corporation ("Witech"), a wholly owned venture capital company, are reported at fair value with changes in fair value reported annually. Investments in other affiliated companies in which the Company does not maintain control are accounted for using the equity method.

Income Taxes:   Wisconsin Energy files a consolidated Federal income tax return. As such, Wisconsin Energy allocates Federal current tax expense benefits and credits to its subsidiaries based on their separate tax computations.

Stock Options:   The Company has adopted the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation", as amended by SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS 123" (See Note H).

Nuclear Fuel Amortization:   The Company leases nuclear fuel and amortizes it to fuel expense as the power is generated, generally over a period of 60 months.

B -- RECENT ACCOUNTING PRONOUNCEMENTS

Business Combinations and Goodwill:   The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. Under SFAS 142, goodwill and other intangibles with indefinite lives are no longer subject to amortization. However, goodwill along with other intangibles are subject to new fair value-based rules for measuring impairment, and resulting write-downs, if any, are to be reflected as a change in accounting principle upon adoption and in operating expense in subsequent periods.

The Company assessed the fair value of its SFAS 142 reporting units by considering future discounted cash flows. This analysis was supplemented with a review of fair value based on public company trading multiples and merger and acquisition transaction multiples for similar companies. This evaluation utilized the information available in the circumstances, including reasonable and supportable assumptions and projections. The Company has determined that there was no impairment to the recorded goodwill balance for any of its reporting units at the date of adoption of SFAS 142. The Company has elected to perform its annual impairment test as of August 31. There was no impairment to the recorded goodwill balance as of the annual 2002 impairment test date for any of the Company's reporting units.

The adoption of SFAS 142 by Wisconsin Energy and elimination of goodwill and indefinite-lived intangible asset amortization on January 1, 2002 resulted in an increase in net income of $21.2 million for 2002.

The following table presents pro forma net income, basic earnings per share and diluted earnings per share as if SFAS 142 had been adopted at the beginning of fiscal 2000.

	2002	2001	2000

Net Income (Millions of Dollars)
Reported Net Income	$167.0	$219.0	$154.2
Pro forma Net Income	$167.0	$240.2	$169.1

Basic earnings per share
Reported Net Income	$1.45	$1.87	$1.28
Pro forma Net Income	$1.45	$2.05	$1.40

Diluted earnings per share
Reported Net Income	$1.44	$1.86	$1.27
Pro forma Net Income	$1.44	$2.04	$1.39

The following table presents the details of the Company's identifiable intangible assets which are included on the consolidated balance sheets in "Other Assets".

		Accumulated
	Gross Value	Amortization	Net Book Value
December 31, 2002	(Millions of Dollars)

Total amortizable intangible assets	$21.3	$6.2	$15.1
Total non-amortizable intangible assets	54.7	2.1	52.6
Total intangible assets	$76.0	$8.3	$67.7
	====	====	====

December 31, 2001

Total amortizable intangible assets	$21.0	$4.6	$16.4
Total non-amortizable intangible assets	54.4	2.1	52.3
Total intangible assets	$75.4	$6.7	$68.7
	====	====	====

The amount of amortization expense included in operating income for identifiable intangibles was $1.6 million, $2.9 million and $1.8 million for 2002, 2001 and 2000, respectively. The estimated future annual intangible amortization expense for the years 2003 through 2006 is estimated to be $1.6 million per year and $1.2 million for the year 2007.

The following table presents the changes in goodwill during fiscal 2002:

	Balance at			Balance at
Reporting Unit	Dec 31, 2001	Acquired	Adjustments (a)	Dec 31, 2002
	(Millions of Dollars)

Utility Energy	$442.9	$ -	$ -	$442.9
Non-Utility Energy (b)	53.9	-	(53.9)	-
Manufacturing	389.2	2.8	(1.8)	390.2
	$886.0	$2.8	($55.7)	$833.1
	=====	====	=====	=====

(a)

The adjustment for the non-utility energy reporting unit represents an impairment recorded in the first quarter of 2002 (See Note C). The adjustment for the manufacturing reporting unit includes ($2.6) million relating to the final purchase accounting calculation for an acquisition partially offset by $0.8 million of currency translation adjustments.

(b)	The Non-Utility Energy balance is included in assets held for sale on the balance sheet as of December 31, 2001.

Long-Lived Assets:   In August 2001, the Financial Accounting Standards Board issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which the Company adopted January 1, 2002. SFAS 144 addresses the financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This statement supersedes SFAS 121. Under this statement, long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the use and eventual disposition of the asset based on the remaining useful life. The Company applied the criteria of this standard to assets previously reported as held for sale under SFAS 121 and, in accordance with SFAS 144, reclassified those assets as held and used at December 31, 2002.

Variable Interest Entities:   In January 2003, the Financial Accounting Standards Board issued Interpretation 46, Consolidation of Variable Interest Entities. This standard will require an enterprise that is the primary beneficiary of a variable interest entity to consolidate that entity. The Interpretation must be applied to any existing interests in variable interest entities beginning in the third quarter of 2003. The Company does not expect to consolidate any existing interest in unconsolidated entities as a result of Interpretation 46.

Asset Retirement Obligations:   In June 2001, the Financial Accounting Standards Board issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143, which is effective January 1, 2003, requires entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. When a new liability is recorded beginning in 2003, the entity will capitalize the costs of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company adopted SFAS 143 effective January 1, 2003.

The Company has completed a detailed assessment of the specific applicability and implications of SFAS 143. The scope of SFAS 143 includes primarily decommissioning costs for the Point Beach Nuclear Plant ("Point Beach"). It also applies to a smaller extent to several other utility assets including: active ash landfills, water treatment basins, removal of certain coal handling equipment and water intake facilities located on lakebed, and the dismantlement of certain hydro facilities. Other than for Point Beach, the Company's asset retirement obligations as of January 1, 2002 will not be significant.

As it relates to regulated operations, the Company believes that adoption of SFAS 143 results primarily in timing differences in the recognition of legal asset retirement costs that the Company is currently recovering in rates and will be deferring such differences under SFAS 71 (See Note A).

Prior to January 2003, the Company recorded nuclear decommissioning charges in Accumulated Depreciation. Upon adoption of SFAS 143, the Company will reverse the $550 million it had previously recorded in Accumulated Depreciation, and it will record a liability of approximately $673 million, and a net asset of approximately $30 million. The difference between amounts previously recorded and the net SFAS 143 liability will be deferred as a regulatory asset and is expected to approximate $93 million. The asset retirement obligations for active ash landfills, water treatment basins and the removal of certain coal handling equipment and water intake facilities located on lakebeds cannot be reasonably estimated due to an indeterminate life for the associated assets. The time period until retirement is unknown at the current time and therefore no liability was recorded for these obligations with the adoption of SFAS 143.

The regulated operations of the Company also collect removal costs in rates for certain assets that do not have associated legal asset retirement obligations. As of December 31, 2002, the Company estimates that it has approximately $570 million of such regulatory liabilities recorded in Accumulated Depreciation.

C -- CHARGES

In the first quarter of 2002, the Company recorded a non-cash impairment charge of $141.5 million ($92.0 million after tax or $0.79 per share). The impairment charge primarily related to two non-utility energy assets previously classified as Held for Sale: the Company's Wisvest-Connecticut, LLC power plants and costs associated with a 500 megawatt power island consisting of gas turbine generators and related equipment (See Note E).

In the first quarter of 2002, the Company determined that the carrying value of these assets exceeded market values due to a significant decline in the non-regulated energy markets resulting from many factors, including lower forward electric price curves, tightening of credit to non-regulated energy companies and a soft economy. The fair value of these assets was determined based on bids received on the Wisvest-Connecticut generating plants and prices from other third party sale transactions for comparable gas turbines. This led to the impairment charge on non-utility energy assets of $0.71 per share.

In addition, the Company recorded an impairment charge of $0.08 per share related to the decline in value of a venture capital investment, whose results are included in the "Other Corporate & Reconciling Eliminations" column under the Segment Reporting information in Note P of the Notes to Consolidated Financial Statements.

In 2001, the Company recorded a non-cash charge of $0.21 per share primarily related to the decline in the value of a venture capital investment.

During the fourth quarter of 2000, the Company recorded one-time charges totaling $0.69 per diluted share. Of this, $0.33 per share related to severance and employee benefits and merger-related items. In connection with the WICOR merger and the divestiture of non-core businesses, approximately 300 employees received severance benefits under severance agreements and enhanced retirement initiatives. The Company has paid all of the anticipated expenses except approximately $0.7 million of severance benefits as of December 31, 2002. No other adjustments were made to the reserves. The Company also recorded charges totaling $0.26 per share during the fourth quarter of 2000 related to the valuation of non-core investments. The Company reviewed its non-core businesses and investments and determined that the expected future cash flows on certain investments, including real estate, international waste to energy projects and energy marketing companies would not exceed the historical costs of those investments. In addition, the Company made a contribution of $0.10 per share after tax to the Wisconsin Energy Foundation to assist it in becoming self-funding.

D -- MERGERS AND ACQUISITIONS

Utility Energy Segment

WICOR, Inc.:   On April 26, 2000, the Company acquired all of the outstanding common stock of WICOR, Inc. ("WICOR"), a diversified utility holding company. The purchase price included the payment of $1.2 billion of cash, the assumption of stock options and restricted shares valued at $37.1 million and the payment of $10.2 million in transaction costs. The Company also assumed approximately $267 million of existing WICOR debt. The cash purchase price of approximately $1.2 billion was funded with commercial paper borrowings, which have since been refinanced with long-term debt. The acquisition was accounted for as a purchase under Accounting Principles Board Opinion No. 16, Business Combinations ("APB 16"), and accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. In accordance with APB 16, the purchase price has been allocated to assets acquired and liabilities assumed based upon an estimate of fair value at the date of acquisition while approximately $818 million was recorded as goodwill that has been amortized through December 31, 2001 based upon a 40-year estimated life. Portions of the purchase price allocation were identified by independent appraisers utilizing proven valuation procedures and techniques.

The following unaudited pro forma data summarize the results of operations for the periods indicated as if the WICOR acquisition had been completed as of the beginning of fiscal 2000.

			Pro forma (a)
Wisconsin Energy Corporation	2002	2001	2000
	(Millions of Dollars, Except Per Share Amounts)

Total Operating Revenues	$3,736.2	$3,928.5	$3,801.4
Net Income	$167.0	$219.0	$153.8

Earnings Per Share
Basic	$1.45	$1.87	$1.28
Diluted	$1.44	$1.86	$1.27

(a) Pro forma assumes that the WICOR acquisition occurred on January 1, 2000, and includes estimated merger-related costs from January 2000 through April 2000.

Manufacturing Segment

During 2002, 2001 and 2000, the Company completed acquisitions of several relatively small companies. The aggregate purchase price for these transactions was approximately $17 million, $36 million and $33 million, respectively. They were financed using corporate working capital and short-term borrowings. The acquisitions were accounted for as purchases, and the acquired companies' results of operations are included in the consolidated financial statements from the acquisition date. The excess of the purchase price over the estimated fair value of the net assets of the acquired companies was approximately $2 million, $23 million and $22 million, respectively, which was recorded as goodwill and other intangibles. Due to the immaterial nature of the transactions, Wisconsin Energy has not presented pro forma financial information.

E -- ASSET SALES AND DIVESTITURES

During 2000, the Company's management announced a strategy, which, among other things, identified the divestiture of non-core investments. These assets primarily related to non-utility energy investments and real estate.

In October 2000, the Company closed on the sale of its interest in SkyGen Energy Holdings, LLC., which resulted in cash proceeds totaling approximately $332 million (including approximately $112 million for the repayment of certain advances, short-term notes receivable and interest) and an after tax gain of $54.6 million or $0.45 per share.

During the second quarter of 2001, the Company sold FieldTech, Inc. and Wisvest's interest in Blythe Energy, LLC, an independent power production project in the state of California, in separate transactions. Wisconsin Energy realized after-tax gains of approximately $16.5 million or $0.14 per share as a result of the sales of FieldTech and Blythe.

On December 6, 2002, Wisvest completed the sale of Wisvest-Connecticut to Public Service Enterprise Group. Wisvest had recognized an impairment charge in the first quarter of 2002 to reduce the carrying amount of the entity to the estimated fair market value of the entity.

Effective January 1, 2001, Wisconsin Electric and Edison Sault transferred electric utility transmission system assets with a net book value of approximately $254.9 million to American Transmission Company LLC ("ATC") in exchange for an equity interest in this new company. No gain or loss was recorded in this transaction. During 2001, ATC issued debt and distributed $119.8 million of cash back to Wisconsin Electric and Edison Sault as a partial return of the original equity contribution. As of December 31, 2002, the Company had an equity interest of approximately 42.5% in ATC through Wisconsin Electric and Edison Sault. Wisconsin Energy is represented by one out of fourteen board members, each of which has one vote. Due to the voting requirements, no individual member has more than 8% of the voting control. The Company accounts for its investment under the equity method.

As of December 31, 2002, the Company had approximately $300.0 million of non-utility energy assets, excluding W.E. Power. Based upon projections of the expected undiscounted cash flows from these assets, the Company has concluded that it will recover its costs. However, the values that could be realized if the Company immediately disposed of certain assets are believed to be less than their carrying amounts.

F -- INCOME TAXES

The Company follows the liability method in accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in the Company's financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. Tax credits associated with regulated operations are deferred and amortized over the life of the assets.

The following table is a summary of income tax expense for each of the years ended December 31:

Income Tax Expense	2002	2001	2000
	(Millions of Dollars)

Current tax expense	$153.0	$163.2	$120.2
Deferred income taxes, net	(42.4)	(7.8)	10.3
Investment tax credit, net	(4.9)	(5.0)	(4.6)
Total Income Tax Expense	$105.7	$150.4	$125.9
	=====	=====	=====

The provision for income taxes for each of the years ended December 31 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes and preferred dividend as a result of the following:

	2002		2001		2000
		Effective		Effective		Effective
Income Tax Expense	Amount	Tax Rate	Amount	Tax Rate	Amount	Tax Rate
	(Millions of Dollars)
Expected tax at
statutory federal tax rates	$96.5	35.0%	$125.6	35.0%	$98.5	35.0%
State income taxes
net of federal tax benefit	22.4	8.1%	26.3	7.3%	20.7	7.4%
Unrealized capital loss	-	-	-	-	7.5	2.7%
Investment tax credit restored	(4.9)	(1.8%)	(5.0)	(1.4%)	(4.6)	(1.6%)
Amortization of goodwill	-	-	6.6	1.8%	4.2	1.5%
Historical rehabilitation credit	(6.0)	(2.2%)	-	-	-	-
Other, net	(2.3)	(0.3%)	(3.1)	(0.8%)	(0.4)	(0.1%)
Total Income Tax Expense	$105.7	38.8%	$150.4	41.9%	$125.9	44.9%
	=====	=====	=====	=====	=====	=====

The components of SFAS 109 deferred income taxes classified as net current assets and net long-term liabilities at December 31 are as follows:

	Current Assets (Liabilities)		Long-Term Liabilities (Assets)
Deferred Income Taxes	2002	2001	2002	2001
	(Millions of Dollars)

Property-related	$ -	$ -	$691.9	$673.9
Construction advances	-	-	(75.7)	(70.9)
Decommissioning trust	-	-	(59.0)	(55.0)
Contested liability payment	(2.4)	(44.5)	-	-
Recoverable gas costs	3.7	(0.4)	-	-
Uncollectible account expense	17.7	11.7	-	-
Employee benefits
and compensation	16.6	16.7	(0.2)	1.2
Asset impairment charge	10.8	10.8	-	-
Other	12.7	14.4	11.0	(2.0)
Total Deferred Income Taxes	$59.1	$8.7	$568.0	$547.2
	=====	====	=====	=====

Wisconsin Electric, Wisconsin Gas and Edison Sault have also recorded deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues (see Note A). As of December 31, 2002 and 2001, the Company had not recorded $24.0 million and $12.0 million of tax benefits primarily related to state loss carryforwards due to the uncertainty of the ability to benefit from these losses in the future. Such loss carrryforwards begin to expire in 2006.

G -- NUCLEAR OPERATIONS

Point Beach Nuclear Plant:   Wisconsin Electric owns two 510-megawatt electric generating units at Point Beach Nuclear Plant ("Point Beach") in Two Rivers, Wisconsin. Point Beach is operated by Nuclear Management Company, a company that, as of December 31, 2002, provides services to nine nuclear generating units in the Midwest. Nuclear Management Company is owned by the Company and the affiliates of four other unaffiliated investor-owned utilities in the region. Wisconsin Electric currently expects the two units at Point Beach to operate to the end of their operating licenses, which expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

Nuclear Insurance:   The Price-Anderson Act, as amended and extended to August 1, 2002, currently limits the total public liability for damages arising from a nuclear incident at a nuclear power plant to approximately $9.4 billion, of which $200 million is covered by liability insurance purchased from private sources. The remaining $9.2 billion is covered by an industry retrospective loss sharing plan whereby in the event of a nuclear incident resulting in damages exceeding the private insurance coverage, each owner of a nuclear plant would be assessed a deferred premium of up to $88.1 million per reactor (Wisconsin Electric owns two) with a limit of $10 million per reactor within one calendar year. As the owner of Point Beach, Wisconsin Electric would be obligated to pay its proportionate share of any such assessment.

Wisconsin Electric, through its membership in Nuclear Electric Insurance Limited ("NEIL"), carries decontamination, property damage and decommissioning shortfall insurance covering losses of up to $1.5 billion at Point Beach. Under policies issued by NEIL, the insured member is liable for a retrospective premium adjustment in the event of catastrophic losses exceeding the full financial resources of NEIL. Wisconsin Electric's maximum retrospective liability under its policies is $13.2 million.

Wisconsin Electric also maintains insurance with NEIL covering business interruption and extra expenses during any prolonged accidental outage at Point Beach, where such outage is caused by accidental property damage from radioactive contamination or other risks of direct physical loss. Wisconsin Electric's maximum retrospective liability under this policy is $10.5 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect Wisconsin Electric from material adverse impact.

Nuclear Decommissioning:   Nuclear decommissioning costs are accrued over the expected service lives of the nuclear generating units and are included in electric rates. Decommissioning expense was $17.6 million for each of the years ended 2002, 2001 and 2000. As of December 31, 2002, and 2001, the Company had the following Nuclear Decommissioning Trust Fund balance, stated at fair value, which is equal to the accrued decommissioning liability balance included in accumulated depreciation.

	2002	2001
	(Millions of Dollars)
Funding and Realized Earnings	$458.6	$434.8
Unrealized Gains	91.4	154.8
Total	$550.0	$589.6
	====	====

In Accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Wisconsin Electric's debt and equity security investments in the Nuclear Decommissioning Trust Fund are classified as available for sale. Gains and losses on the fund were determined on the basis of specific identification; net unrealized holding gains on the fund were recorded as part of the fund and as part of accumulated depreciation.

The Company records decommissioning expense in amounts equal to the amounts collected in rates and funded to the external trusts. As of December 31, 2002 and 2001, the Company had accumulated provisions for decommissioning expense of $550.0 million and $589.6 million, respectively. Such amounts were included on the consolidated balance sheets under Accumulated Depreciation.

Beginning January 1, 2003, the Company adopted SFAS 143 Accounting for Asset Retirement Obligations. Under SFAS 143, the Company recorded a liability on its balance sheet for the net present value of the expected cash flows associated with the Company's legal obligation to decommission its nuclear plants. The Company estimates that this liability was approximately $673 million as of January 1, 2003. Under SFAS 71, Accounting for the Effects of Certain Types of Regulation, the Company recorded a regulatory asset for the amounts that the Asset Retirement Obligation liability exceeded amounts collected in rates. The Company estimates that this regulatory asset was approximately $93 million as of January 1, 2003. In the future, if the SFAS 143 liability is less than the amounts funded, then the Company would expect to record a regulatory liability for the difference based on the expected rate treatment from its primary regulator.

The asset retirement liability as calculated under SFAS 143 is based on several significant assumptions including the timing of future cash flows, future inflation rates, the extent of work that is performed and the interest rate to discount the future cash flows. These assumptions differ significantly from the assumptions used by the PSCW to calculate the nuclear decommissioning liability for funding purposes. Under SFAS 143, the Company estimated an 85% probability of plant relicensing based strictly on industry averages. The Company has not made a decision to apply for relicensing.

In 2002, the Company engaged a consultant to perform a site specific study for regulatory funding purposes. This study assumed that the plants would not run past their current operating licenses of 2010 and 2013, respectively, and the study made several assumptions as to the scope of work. The study also estimated the liability for fuel management costs, and non-nuclear demolition costs. These costs are excluded from the calculation of the SFAS 143 liability. The 2002 site specific study estimated that the cost to decommission the plant in 2002 year dollars was approximately $1,072 million.

The following table reconciles the regulatory funding liability with the anticipated SFAS 143 liability as of January 1, 2003:

(Millions of Dollars)
SFAS 143 liability	$673
Costs included in regulatory funding
Fuel management costs	151
Non-nuclear demolition	88
Timing of future cash flows	160
Total regulatory funding liability	$1,072
=====

The ultimate timing and amount of future cash flows associated with nuclear decommissioning is dependent upon many significant variables including the scope of work involved, the ability to relicense the plants, future inflation rates and discount rates. However, based on the current plant licenses, the Company does not expect to make any nuclear decommissioning expenditures in excess of $1.0 million before the year 2009.

Decontamination and Decommissioning Fund:   The Energy Policy Act of 1992 established a Uranium Enrichment Decontamination and Decommissioning Fund ("D&D Fund") for the United States Department of Energy's nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments on utilities using enrichment services. As of December 31, 2002, Wisconsin Electric recorded its remaining estimated liability equal to projected special assessments of $10.7 million. A deferred regulatory asset is detailed in Note A. The deferred regulatory asset will be amortized to nuclear fuel expense and included in utility rates over the next five years ending in 2007.

H -- COMMON EQUITY

During 2000, the Board of Directors approved a common stock repurchase plan which authorized the Company to purchase up to $400 million of its shares of common stock in the open market over the following 24 months. Through December 31, 2002 Wisconsin Energy purchased approximately 13.1 million shares of common stock for $286.7 million. In December 2002 the plan was extended to December 31, 2004. The Company retires the stock that is purchased.

Wisconsin Energy issued approximately 2.7 million new shares of common stock each year during 2002 and 2001. These shares were primarily issued through employee benefit plans and the dividend reinvestment plan. Proceeds totaled approximately $52.6 million during 2002 and $51.6 million during 2001.

In September 2000, the Board of Directors authorized a quarterly cash dividend on its common stock, payable December 1, 2000, of $0.20 per share ($0.80 on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $0.39 per common share (or $1.56 on an annualized basis).

Stock Option Plans and Restricted Stock:   The 1993 Omnibus Stock Incentive Plan ("OSIP"), as approved by stockholders in 1994 and amended by the Board of Directors in 1998 and again amended in 2001, which amendments were approved by stockholders at the 2001 annual meeting, enables the Company to provide a long-term incentive, through equity interests in Wisconsin Energy, to outside directors, selected officers and key employees of the Company and its subsidiaries. In May 2001, the OSIP was amended to increase the number of shares reserved for issuance from 4.0 million to 20.0 million and to extend the expiration date to 2011.

The OSIP provides for the granting of stock options, stock appreciation rights, stock awards and performance units during the ten-year extension of the plan. Awards may be paid in common stock, cash or a combination thereof. No stock appreciation rights have been granted to date.

In addition, the table below reflects the Company's assumption of former WICOR options to purchase shares of WICOR common stock, which were converted into options to purchase shares of the Company's common stock on the same terms and conditions as were applicable under such WICOR options.

The exercise price of a stock option under the OSIP is to be no less than 100% of the common stock's fair market value on the grant date and options may not be exercised within six months of the grant date except in the event of a change in control. The following is a summary of the Company's stock options issued through December 31, 2002.

	2002		2001		2000
		Weighted-		Weighted-		Weighted-
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
Stock Options	Options	Price	Options	Price	Options	Price

Outstanding at January 1	7,135,463	$19.16	6,216,835	$17.81	1,234,700	$28.11
Granted	2,465,815	$22.88	2,168,825	$20.94	1,198,211	$19.95
Conversion of WICOR options	-	-	-	-	4,571,345	$13.71
Exercised	(1,284,500)	$13.47	(990,136)	$13.36	(735,948)	$12.49
Forfeited	(9,588)	$24.38	(260,061)	$23.81	(51,473)	$25.86
Outstanding at December 31	8,307,190	$21.21	7,135,463	$19.16	6,216,835	$17.81
	=======		=======		=======

Exercisable at December 31	4,267,604	$20.56	3,724,398	$17.45	4,647,406	$16.08
	=======		=======		=======

As of December 31, 2002, 463,450 of the outstanding options have "cliff vesting" terms and are exercisable four years after the grant date, while 6,109,351 of the options vest on a straight-line "graded" basis over a four-year period from the grant date and 130,000 of the options vest on a straight-line "graded" basis over a three-year period from the grant date. All outstanding options expire no later than eleven years from the date of grant. On January 2, 2003, the Board of Directors granted 2,151,679 stock options to officers and key employees of the Company with an exercise price of $25.41 per option.

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
		Average		Average
		Exercise	Life	Exercise
Range of Exercise Prices	Number	Price	(years)	Number	Price

$8.04 to $15.55	1,108,005	$12.82	4.6	1,108,005	$12.82
$19.50 to $20.39	2,678,287	$20.11	7.6	1,257,520	$19.99
$21.51 to $23.05	3,256,143	$22.41	8.8	871,145	$22.20
$25.19 to $30.88	1,264,755	$27.80	5.4	1,030,934	$28.16
	8,307,190	$21.21	7.3	4,267,604	$20.56
	======	=====	==	=======	=====

The Company applies APB 25 and related interpretations in accounting for its stock option plans and has adopted the disclosure-only provisions of SFAS 123, as amended by SFAS 148. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001	2000
Risk free interest rate	5.6%	5.5%	6.4%
Dividend yield	3.5%	3.8%	4.0%
Expected volatility	25.5%	23.5%	21.0%
Expected life (years)	10	10	10
Pro forma weighted average fair
value of the Company's stock
options granted	$6.25	$5.04	$4.73

Had the Company expensed the 2002, 2001 and 2000 grants for stock-based compensation plans under SFAS 123, the Company's diluted earnings would have been reduced by $0.05, $0.03 and $0.01 per share, respectively.

	2002	2001	2000
	(Millions of Dollars, Except Per Share Amounts)
Net Income
As reported	$167.0	$219.0	$154.2
Pro forma	$162.0	$216.2	$153.0

Basic Earnings Per Common Share
As reported	$1.45	$1.87	$1.28
Pro forma	$1.40	$1.85	$1.27

Diluted Earnings Per Common Share
As reported	$1.44	$1.86	$1.27
Pro forma	$1.39	$1.83	$1.26

The Company has granted restricted shares of common stock to certain key employees. The following restricted stock activity occurred during 2002, 2001 and 2000:

	2002		2001		2000
		Weighted-		Weighted-		Weighted-
	Number	Average	Number	Average	Number	Average
	of	Market	of	Market	of	Market
Restricted Shares	Shares	Price	Shares	Price	Shares	Price

Outstanding at January 1	243,941		204,941		103,250
Granted	-	-	77,650	$20.39	64,750	$21.12
WICOR restricted
shares converted	-	-	-	-	57,745	$20.73
Released / Forfeited	(24,889)	$20.64	(38,650)	$22.54	(20,804)	$25.01
Outstanding at December 31	219,052		243,941		204,941
	======		======		======

Recipients of the restricted shares, who have the right to vote the shares and to receive dividends, are not required to provide consideration to the Company other than rendering service. Forfeiture provisions on the restricted stock expire 10 years after award grant subject to an accelerated expiration schedule based on the achievement of certain financial performance goals.

Under the provisions of APB 25, the market value of the restricted stock awards on the date of grant is recorded as a separate unearned compensation component of common stock equity and is then charged to expense over the vesting period of the awards. Adjustments are also made to expense for acceleration of vesting due to achievement of performance goals. Restricted stock compensation charged to expense during 2002, 2001 and 2000 was immaterial.

I -- TRUST PREFERRED SECURITIES

In March 1999, WEC Capital Trust I, a Delaware business trust of which Wisconsin Energy owns all of the outstanding common securities, issued $200 million of 6.85% trust preferred securities to the public. The sole asset of WEC Capital Trust I is $206 million of 6.85% junior subordinated debentures issued by Wisconsin Energy and due March 31, 2039. The terms and interest payments on these debentures correspond to the terms and distributions on the trust preferred securities. Wisconsin Energy initially used the proceeds from the sale of its junior subordinated debentures to fund a capital contribution of approximately $105 million to Wisvest-Connecticut for the acquisition in mid-April 1999 of two fossil-fueled power plants and for repayment of short-term borrowings. WEC Capital Trust I has been consolidated into Wisconsin Energy's financial statements.

For tax purposes, Wisconsin Energy is allowed to deduct an amount equal to the distributions on the trust preferred securities. Wisconsin Energy may elect to defer interest payments on the debentures for up to 20 consecutive quarters, causing corresponding distributions on the trust preferred securities to also be deferred. In case of a deferral, interest and distributions will continue to accrue, along with quarterly compounding interest on the deferred amounts.

Wisconsin Energy may redeem all or a portion of the debentures after March 25, 2004, requiring an equal amount of trust preferred securities to be redeemed at face value plus accrued and unpaid distributions. Wisconsin Energy has entered into a limited guarantee of payment of distributions, redemption payments and payments in liquidation with respect to the trust preferred securities. This guarantee, when considered together with Wisconsin Energy's obligations under the related debentures and indenture and the applicable declaration of trust, provide a full and unconditional guarantee by Wisconsin Energy of amounts due on the outstanding trust preferred securities.

J -- LONG-TERM DEBT

First Mortgage Bonds, Debentures and Notes:   At December 31, 2002, the maturities and sinking fund requirements through 2007 and thereafter for the aggregate amount of long-term debt outstanding (excluding obligations under capital leases) were:

(Millions of Dollars)

2003	$15.2
2004	144.3
2005	86.7
2006	756.2
2007	5.1
Thereafter	1,880.7
Total	$2,888.2
======

Sinking fund requirements for the years 2003 through 2007, included in the preceding table, are $12.0 million. Substantially all of Wisconsin Electric's utility plant is subject to a first mortgage lien.

Long-term debt premium or discount and expense of issuance are amortized over the lives of the debt issues and included as interest expense.

In January 2002, the Company redeemed $100 million of 8-3/8% first mortgage bonds due 2026 and $3.4 million of 9-1/8% first mortgage bonds due 2024. Early redemption of this long-term debt was financed through the issuance of short-term commercial paper.

In November 2001, Wisconsin Energy issued $300 million of intermediate-term unsecured senior debt securities in the form of 5.50% Senior Notes due December 1, 2008. Proceeds from this debt issue were added to the Company's general funds and were used to repay commercial paper borrowings.

In March 2001, Wisconsin Energy issued $1 billion of intermediate-term unsecured senior debt securities consisting of $550 million of 5.875% Senior Notes due April 1, 2006 and $450 million of 6.50% Senior Notes due April 1, 2011. Proceeds from these debt issues were added to the Company's general funds and were used to repay commercial paper borrowings related primarily to the WICOR acquisition.

In April 1999, Wisvest-Connecticut issued $210 million of nonrecourse variable rate notes to help finance the acquisition of two fossil-fueled power plants and for related working capital. Associated with issuance of this debt, Wisvest-Connecticut entered into an interest rate swap agreement to exchange fixed rate payment obligations for variable rate receipt rights without exchanging the underlying notional amounts. With a portion of the proceeds from the sale of Wisvest-Connecticut in December 2002, the Company terminated the interest rate swap and repaid all outstanding obligations under the swap and the nonrecourse variable rate notes.

Obligations Under Capital Leases:   In 1997, Wisconsin Electric entered into a 25 year power purchase contract with an unaffiliated independent power producer. The contract, for 236 megawatts of firm capacity from a gas-fired cogeneration facility, includes no minimum energy requirements. When the contract expires in 2022, Wisconsin Electric may, at its option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. Wisconsin Electric accounts for this contract as a capital lease. The leased facility and corresponding obligation under capital lease were recorded at the estimated fair value of the plant's electric generating facilities. The leased facility is being amortized on a straight-line basis over the original 25-year term of the contract.

The long-term power purchase contract is treated as an operating lease for rate-making purposes and the minimum lease payments are recorded as purchased power expense on the Consolidated Income Statements. Such payments totaled $22.3 million, $21.5 million and $21.0 million during 2002, 2001 and 2000, respectively. As a result, the difference between the minimum lease payments and the sum of the imputed interest and amortization costs under capital lease accounting are recorded as a deferred regulatory asset - other property related -- capital lease (see Note A). Due to the timing of the minimum lease payments, Wisconsin Electric expects the regulatory asset to increase to approximately $78.5 million by the year 2009 and the total obligation under capital lease to increase to $160.2 million by the year 2005 before each is reduced over the remaining life of the contract.

Wisconsin Electric has a nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust ("Trust") which is treated as a capital lease. The nuclear fuel is leased and amortized to fuel expense as the power is generated, generally over a period of 60 months. Lease payments include charges for the cost of fuel burned, financing costs and management fees. In the event Wisconsin Electric or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from Wisconsin Electric. Under the lease terms, Wisconsin Electric is in effect the ultimate guarantor of the Trust's commercial paper and line of credit borrowings financing the investment in nuclear fuel. Interest expense on the nuclear fuel lease, included in fuel expense, was $1.9 million, $3.3 million and $3.9 million during 2002, 2001 and 2000, respectively.

Following is a summary of Wisconsin Electric's capitalized leased facilities and nuclear fuel at December 31.

Capital Lease Assets	2002	2001
	(Millions of Dollars)
Leased Facilities
Long-term purchase power commitment	$140.3	$140.3
Accumulated amortization	(30.0)	(24.3)
Total Leased Facilities	$110.3	$116.0
	=====	=====

Nuclear Fuel
Under capital lease	$118.4	$127.5
Accumulated amortization	(63.7)	(80.0)
In process/stock	8.5	26.1
Total Nuclear Fuel	$63.2	$73.6
	=====	=====

Future minimum lease payments under the capital leases and the present value of the net minimum lease payments as of December 31, 2002 are as follows:

	Purchase
	Power	Nuclear
Capital Lease Obligations	Commitment	Fuel Lease	Total
	(Millions of Dollars)

2003	$28.0	$28.1	$56.1
2004	29.0	17.9	46.9
2005	30.1	12.9	43.0
2006	31.2	5.2	36.4
2007	32.4	2.3	34.7
Thereafter	437.5	-	437.5
Total Minimum Lease Payments	588.2	66.4	654.6
Less: Estimated Executory Costs	(123.1)	-	(123.1)
Net Minimum Lease Payments	465.1	66.4	531.5
Less: Interest	(307.6)	(5.7)	(313.3)
Present Value of Net
Minimum Lease Payments	157.5	60.7	218.2
Less: Due Currently	-	(25.1)	(25.1)
	$157.5	$35.6	$193.1
	=====	====	=====

K -- SHORT-TERM DEBT

Short-term notes payable balances and their corresponding weighted-average interest rates at December 31 consist of:

	2002		2001
		Interest		Interest
Short-Term Debt	Balance	Rate	Balance	Rate
	(Millions of Dollars)
Banks
Domestic subsidiaries	$50.0	1.29%	$50.0	1.90%
Foreign subsidiaries	24.5	3.71%	12.2	3.93%
Commercial paper	878.6	1.46%	709.0	2.08%
Commercial paper classified
as long-term debt (Note J)	-	- %	(220.8)	2.13%
	$953.1	1.51%	$550.4	2.09%
	=====		=====

On December 31, 2002, Wisconsin Energy had approximately $1.2 billion of available unused lines of bank back-up credit facilities on a consolidated basis. The Company had approximately $1.0 billion of total consolidated short-term debt outstanding on such date.

Wisconsin Energy, Wisconsin Electric and Wisconsin Gas have entered into various bank back-up credit agreements to maintain short-term credit liquidity which, among other terms, require the companies to maintain a minimum total funded debt to capitalization ratio of less than 70%, 65% and 65%, respectively.

L -- DERIVATIVE INSTRUMENTS

The Company follows SFAS 133, which requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

Wisvest-Connecticut, formerly a wholly-owned subsidiary of Wisvest, which was sold December 6, 2002 had fuel oil contracts utilized to mitigate the commodity risk associated with generation costs. These contracts were defined as derivatives under SFAS 133 and did not qualify or were not designated for hedge accounting treatment. For the year ended December 31, 2002, the Company recorded non-cash, after tax income of $12.7 million or $ 0.11 per share to reflect the changes in fuel oil prices during the year and the settlement of transactions.

At adoption in January 2001, SFAS 133 required that the difference between the fair value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivatives be reported in Net Income or Accumulated Other Comprehensive Income, as appropriate as a cumulative effect of a change in accounting principle. The adoption of SFAS 133 by Wisconsin Energy, related to the Wisvest-Connecticut fuel oil contracts, resulted in an increase in net income of $10.5 million or $0.09 per share reported as a cumulative effect of a change in accounting principle. Subsequently the Company recorded during 2001 a non-cash, after tax charge of $22.4 million or $0.20 per share to reflect the change in oil prices and the settlement of transactions during the year. Net SFAS 133 charges for 2001 were $11.9 million or $0.11 per share.

Wisconsin Energy has a limited number of other financial and physical commodity contracts that are defined as derivatives under SFAS 133 and that qualify for cash flow hedge accounting. These cash flow hedging instruments are comprised of gas futures and basis swap contracts utilized to manage the cost of gas. The adoption of SFAS 133 on January 1, 2001 required the fair market values of these derivative instruments to be recorded as assets and liabilities on the balance sheet and as a cumulative effect of a change in accounting principle in Accumulated Other Comprehensive Income. The impact of this transition as of January 1, 2001 was a $2.1 million reduction in Accumulated Other Comprehensive Income which was reclassified into earnings during 2001.

Changes in the fair market values of these cash flow hedging instruments, to the extent that the hedges are effective at mitigating the underlying commodity risk, are recorded in Accumulated Other Comprehensive Income. At the date the underlying transaction occurs, the amounts in Accumulated Other Comprehensive Income will be reported in earnings. The ineffective portion of the derivative's change in fair value will be recorded as a regulatory asset or liability immediately as these transactions are part of the purchased gas adjustment.

For the years ended December 31, 2002 and 2001 the amount of hedge ineffectiveness was immaterial. Wisconsin Energy did not exclude any components of derivative gains or losses from the assessment of hedge effectiveness. The maximum length of time over which Wisconsin Energy is hedging its exposure to the variability in future cash flows of forecasted transactions as of December 31, 2002 was seven months and as of December 31, 2001 was ten months. Wisconsin Energy estimates that losses of $1.4 million will be reclassified from Accumulated Other Comprehensive Income into earnings during the first seven months of 2003 as the hedged transactions affect earnings.

During 2001, Wisconsin Energy settled several treasury lock agreements entered into to mitigate the interest rate risk associated with the issuance of $1 billion of intermediate-term unsecured senior notes in March 2001. Because these agreements qualified for cash flow hedge accounting treatment under SFAS 133, the payment made upon settlement of these agreements is deferred in Accumulated Other Comprehensive Income and is being amortized as an increase to interest expense over the same period in which the interest cost on the debt issuance is recognized in income. For the year ended December 31, 2002, $0.7 million was reclassified to interest expense and Wisconsin Energy estimates that during the next twelve months, $0.8 million will be reclassified from Accumulated Other Comprehensive Income as a reduction in earnings. For the year ended December 31, 2001, $0.5 million was reclassified to interest expense.

On September 24, 2002, Wisconsin Energy entered into a treasury lock agreement in order to mitigate its interest rate risk associated with the anticipated issuance of fixed rate debt. The treasury lock agreement locked in the underlying Treasury yield for $100 million of an anticipated $200 million debt issuance expected by the end of the first quarter of 2003. As this agreement qualifies for cash flow hedge accounting treatment under SFAS 133, future changes in the fair market value of the agreement will be recorded as an asset or liability on the balance sheet and in Accumulated Other Comprehensive Income. Upon settlement of the agreement, any gain or loss will be deferred in Accumulated Other Comprehensive Income and will be amortized to interest expense over the same period in which the interest cost on the debt issuance is recognized in income. As of December 31, 2002, the maximum length of time over which Wisconsin Energy is hedging its exposure to the variability in future cash flows of forecasted transactions is two months. Wisconsin Energy estimates that after tax gains of 0.04 million will be reclassified from Accumulated Other Comprehensive Income to interest expense during the next twelve months.

During the third quarter of 2002, Wisconsin Energy's regulated electric operations received approval from the PSCW to establish regulatory asset and liabilities in accordance with SFAS 71 to offset the effects of fair market value accounting for any electric-related contracts that qualify as derivatives under SFAS 133.

M -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of certain of Wisconsin Energy's recorded financial instruments at December 31 are as follows:

	2002		2001
	Carrying	Fair	Carrying	Fair
Financial Instruments	Amount	Value	Amount	Value
	(Millions of Dollars)

Nuclear decommissioning trust fund	$550.0	$550.0	$589.6	$589.6
Preferred stock, no redemption required	$30.4	$17.5	$30.4	$16.7
Trust preferred securities	$200.0	$201.0	$200.0	$189.6
Long-term debt including
current portion	$2,888.2	$3,042.3	$3,552.6	$3,605.9

The carrying value of cash and cash equivalents, net accounts receivable, accounts payable and short-term borrowings approximates fair value due to the short term nature of these instruments. The nuclear decommissioning trust fund is carried at fair value as reported by the trustee (see Note G). The fair values of Wisconsin Energy's preferred stock and trust preferred securities (see Note I) are estimated based upon the quoted market value for the same or similar issues. The fair value of Wisconsin Energy's long-term debt, including the current portion of long-term debt but excluding capitalized leases, is estimated based upon quoted market value for the same or similar issues or upon the quoted market prices of U.S. Treasury issues having a similar term to maturity, adjusted for the issuing company's bond rating and the present value of future cash flows. The fair values of gas commodity instruments and the treasury rate lock are equal to their carrying values as of December 31, 2002.

N -- BENEFITS

Pensions and Other Postretirement Benefits:   The Company provides defined benefit pension and other postretirement benefit plans to employees. The status of these plans, including a reconciliation of qualified and unqualified benefit obligations, a reconciliation of plan assets and the funded status of the plans follows.

			Other Postretirement
	Pension Benefits		Benefits
Status of Benefit Plans	2002	2001	2002	2001
	(Millions of Dollars)
Change in Benefit Obligation
Benefit Obligation at January 1	$1,035.8	$998.5	$279.9	$244.7
Service cost	23.6	23.9	8.2	6.8
Interest cost	73.0	73.7	21.1	18.7
Plan participants' contributions	-	-	7.4	6.0
Plan amendments	(1.2)	0.2	2.3	-
Actuarial loss	38.4	20.5	54.6	25.5
Acquisitions / divestitures	(20.3)	-	(1.9)	-
Benefits paid	(69.9)	(81.0)	(23.3)	(21.8)
Benefit Obligation at December 31	$1,079.4	$1,035.8	$348.3	$279.9

Change in Plan Assets
Fair Value at January 1	$1,062.7	$1,224.8	$148.8	$149.8
Actual (loss) on plan assets	(127.5)	(83.4)	(11.1)	(0.9)
Employer contributions	7.9	2.3	17.2	15.7
Plan participants' contributions	-	-	7.4	6.0
Acquisitions / divestitures	(12.0)	-	(1.2)	-
Benefits paid	(69.9)	(81.0)	(23.3)	(21.8)
Fair Value at December 31	$861.2	$1,062.7	$137.8	$148.8
	=====	=====	=====	=====

Funded Status of Plans
Funded status at December 31	($218.1)	$26.9	($210.4)	($131.1)
Unrecognized
Net actuarial loss (gain)	402.6	142.2	136.8	63.6
Prior service cost	22.9	27.3	2.4	0.3
Net transition (asset) obligation	(4.6)	(6.9)	15.8	17.4
Net Asset (Accrued Benefit Cost)	$202.8	$189.5	($55.4)	($49.8)
	=====	=====	=====	=====

Amounts recognized in the Balance Sheet consist of:
Prepaid benefit cost	$43.4	$229.9	$49.7	$47.5
Accrued benefit cost	(38.9)	(40.4)	(105.1)	(97.3)
Minimum liability	(113.5)	-	-	-
Intangible asset	23.3	-	-	-
Regulatory asset (See Note A)	288.5	-	-	-
Net amount recognized at end of year	$202.8	$189.5	($55.4)	($49.8)
	=====	=====	=====	=====

The components of net periodic pension and other postretirement benefit costs as well as the weighted-average assumptions used in accounting for the plans include the following:

			Other Postretirement
	Pension Benefits		Benefits
Benefit Plan Cost Components	2002	2001	2000	2002	2001	2000
	(Millions of Dollars)
Net Periodic Benefit Cost (Income)
Service cost	$23.6	$23.9	$17.7	$8.2	$6.8	$4.7
Interest cost	73.0	73.7	67.2	21.1	18.7	18.0
Expected return on plan assets	(101.1)	(105.0)	(89.0)	(12.6)	(13.0)	(11.3)
Amortization of:
Transition (asset) obligation	(2.3)	(2.3)	(2.3)	1.6	1.6	4.6
Prior service cost	3.4	3.5	3.9	0.2	0.1	0.1
Actuarial loss (gain)	3.5	1.1	0.6	4.7	1.5	(0.2)
Terminations/curtailment	-	-	1.2	-	-	8.8
Net Periodic Benefit Cost (Income)	$0.1	($5.1)	($0.7)	$23.2	$15.7	$24.7
	====	====	====	====	====	====

Weighted-Average Assumptions
Discount rate	6.75	7.25	7.5	6.75	7.25	7.5
Expected return on plan assets	9.0	9.0	9.0	9.0	9.0	9.0
Rate of compensation increase	4.0 to	4.0 to	3.0 to	4.0 to	4.0 to	3.0 to
	5.0	5.0	5.0	5.0	5.0	5.0

Pension Plans:   As of December 31, 2002, approximately 71% of plan assets are invested in equity securities, and the balance of plan assets are invested in corporate and government bonds and real estate. In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees.

Open window benefits were offered in 2000 to certain participants in the Wisconsin Electric Retirement Account Plan and Wisconsin Gas Pension Plan for Non-Union Employees. This benefit enhancement resulted in a one-time FAS 88 cost of $1.2 million.

Other Postretirement Benefits Plans:   The Company uses Employees' Benefit Trusts to fund a major portion of other postretirement benefits. The majority of the trusts' assets are mutual funds or commingled indexed funds.

Effective January 1, 1992, postretirement benefit costs have been calculated in accordance with FAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and are recoverable from the utility customers of Wisconsin Electric, Wisconsin Gas and Edison Sault. Wisconsin Gas and Edison Sault have recorded deferred regulatory assets, which are being amortized over a twenty-year period effective January 1, 1992, for the cumulative difference between the amounts funded and SFAS 106 postretirement expenses through January 1, 1992.

In 2000, the benefit attribution period was modified for the Wisconsin Electric Postretirement medical plans to equal the 10 years of service following the later of age at hire or age 45. This change resulted in a "negative" plan amendment and a "plan curtailment".

The assumed health care cost trend rate for 2003 is at 10% for all plan participants decreasing gradually to 5% in 2008 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	(Millions of Dollars)
Effect on
Postretirement benefit obligation	$25.4	($22.8)
Total of service and interest cost components	$2.8	($2.5)

Savings Plans:   Certain operating subsidiaries of the Company sponsor savings plans which allow employees to contribute a portion of their pretax and/or after tax income in accordance with plan-specified guidelines. Matching contributions under these plans charged to expense amounted to $11.3 million, $11.5 million and $11.2 million during 2002, 2001 and 2000, respectively.

O -- GUARANTEES

Wisconsin Energy and certain subsidiaries enter into various guarantees to provide financial and performance assurance to third parties on behalf of affiliates. As of December 31, 2002 Wisconsin Energy and subsidiaries had the following guarantees:

	Maximum Potential Future Payments	Outstanding at Dec 31, 2002	Liability Recorded at Dec 31, 2002
	(Millions of Dollars)
Wisconsin Energy Guarantees (a)
Nonutility Energy	$60.0	$60.0	$-
Joint venture (Energy Affiliates)	59.9	44.8	-
Other	2.0	2.0	-

Wisconsin Electric Guarantees (a)	274.9	-	-
Subsidiary Guarantees (a)	13.3	13.3	-
Total	$410.1	$120.1	$-
	====	=====	===

(a)	None of the guarantees have been recorded as a liability at December 31, 2002.

Wisconsin Energy has provided a $60 million guarantee for WICOR's one-third interest in the Guardian Pipeline project, which went into commercial operation in December 2002. Wisconsin Energy expects to be released from this guarantee during the second quarter of 2003.

The Wisconsin Energy guarantees issued in support of energy related affiliates are for obligations under commodity contracts and credit agreements between the affiliates and third parties. Failure of the affiliates to fulfill their obligations under the agreements would require Wisconsin Energy 's performance under the guarantees. The majority of these guarantees are on-going, terminating upon prior Wisconsin Energy notice to the third party. The remaining guarantees terminate during 2003.

Other Wisconsin Energy guarantees support obligations of affiliates to third parties under loan agreements. In the event the affiliates fail to perform under the loan agreements, Wisconsin Energy would be responsible for the obligations.

Wisconsin Electric guarantees support the commercial paper and line of credit borrowings for the Wisconsin Electric Fuel Trust (See Note J). Wisconsin Electric guarantees the potential retrospective premiums that could be assessed under Wisconsin Electric's nuclear insurance program (See Note G).

Subsidiary guarantees support loan obligations between affiliates and third parties. In the event the loan obligations are not performed, the subsidiary would be responsible for the obligations.

Postemployment benefits:   Postemployment benefits provided to former or inactive employees are recognized when an event occurs. As of December 31, 2002, the Company has recorded an estimated liability, based on an accrual analysis, of $8 million.

P -- SEGMENT REPORTING

Wisconsin Energy Corporation is a diversified holding company with subsidiaries in utility and non-utility businesses. Wisconsin Energy's reportable operating segments include a utility energy segment, a manufacturing segment, and a non-utility energy segment. Wisconsin Energy has organized its reportable operating segments based in part upon the regulatory environment in which its utility subsidiaries operate. In addition, the segments are managed separately because each business requires different technology and marketing strategies. The accounting policies of the reportable operating segments are the same as those described in Note A.

The utility energy segment primarily includes Wisconsin Energy's electric and natural gas utility operations. The electric utility operation engages in the generation, distribution and sale of electric energy in southeastern (including Metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The natural gas utility operation is responsible for the purchase, distribution and sale of natural gas to retail customers and the transportation of customer-owned natural gas throughout Wisconsin. The manufacturing segment is responsible for the manufacturing of pumps and processing equipment used to pump, control, transfer, hold and filter water and other fluids. The non-utility energy segment derives its revenues primarily from independent power production activities.

Summarized financial information concerning Wisconsin Energy's reportable operating segments for each of the years ended December 31, 2002, 2001 and 2000, is shown in the following table. Current year information is not comparable with the prior years due to the adoption of SFAS 142 (See Note B), which eliminated the amortization of goodwill, the elimination of $305 million of intercompany notes between the Utility Energy Segment and Corporate in December 2001, and a non-cash impairment charge of $141.5 million ($92.0 million after tax or $0.79 per share), primarily related to the Non-Utility Energy Segment (See Note C). The information for 2000 is not comparable to 2002 and 2001 due to the addition of the operating results of the WICOR subsidiaries subsequent to April 26, 2000, and the allocation of merger-related costs (principally interest and goodwill amortization expense) to the operating segments. Substantially all long-lived assets and operations of the Company are domestic.

				Other (a),
	Reportable Operating Segments			Corporate &
	Energy			Reconciling	Total
Year Ended	Utility	Non-Utility	Manufacturing	Eliminations (b)	Consolidated
	(Millions of Dollars)
December 31, 2002

Operating Revenues (b)	$2,852.1	$167.2	$685.2	$31.7	$3,736.2
Depreciation, Decommissioning
and Amortization (c)	$308.3	$5.1	$2.0	$5.2	$320.6
Operating Income (Loss)	$562.1	($132.0)	$56.2	($28.3)	$458.0
Equity in Earnings (Losses)
of Unconsolidated Affiliates	$23.4	($8.5)	-	$8.0	$22.9
Net Income (Loss)	$295.2	($94.4)	$24.0	($57.8)	$167.0
Capital Expenditures (d)	$405.4	$92.7	$15.0	$43.7	$556.8
Total Assets	$6,719.5	$348.7	$924.5	$372.2	$8,364.9

				Other (a),
	Reportable Operating Segments			Corporate &
	Energy			Reconciling	Total
Year Ended	Utility	Non-Utility	Manufacturing	Eliminations (b)	Consolidated
	(Millions of Dollars)
December 31, 2001
Operating Revenues (b)	$2,964.8	$337.3	$585.1	$41.3	$3,928.5
Depreciation, Decommissioning
and Amortization (c)	$320.1	$1.7	$13.0	$7.3	$342.1
Operating Income (Loss)	$534.9	$36.2	$41.1	($7.3)	$604.9
Equity in Earnings (Losses)
of Unconsolidated Affiliates	$23.4	$3.3	-	($0.7)	$26.0
Cumulative Effect of Change in
Accounting Principle, Net	-	$10.5	-	-	$10.5
Net Income (Loss)	$274.4	$18.7	$9.7	($83.8)	$219.0
Capital Expenditures (d)	$428.7	$127.7	$27.1	$89.0	$672.5
Total Assets	$6,423.9	$649.0	$907.9	$347.9	$8,328.7

December 31, 2000
Operating Revenues (b)	$2,556.7	$372.8	$382.2	$51.0	$3,362.7
Depreciation, Decommissioning
and Amortization (c)	$308.5	$10.9	$5.6	$11.3	$336.3
Operating Income (Loss)	$419.1	$1.8	$32.5	($8.5)	$444.9
Equity in Earnings (Losses)
of Unconsolidated Affiliates	-	$0.4	-	($2.7)	($2.3)
Net Income (Loss)	$160.0	$39.4	$7.5	($52.7)	$154.2
Capital Expenditures (d)	$400.0	$107.7	$20.3	$83.0	$611.0
Total Assets	$6,526.5	$597.9	$850.2	$431.5	$8,406.1

(a)

Other includes all other non-utility activities, primarily non-utility real estate investment and development by Wispark and non-utility investment in recycling technology by Minergy as well as interest on corporate debt.

(b)	Intersegment revenues are not material. An elimination is included in Operating Revenues of $3.1 million, $3.9 million and $1.9 million for 2002, 2001 and 2000, respectively.

(c)

The total manufacturing depreciation expense for 2002, 2001 and 2000 were $23.9 million, $32.6 million and $15.5 million, respectively, the majority of which are recorded in cost of goods sold for reporting purposes.

(d)	Excludes acquisitions.

Q-- RELATED PARTIES

American Transmission Company ("ATC"):   The Company has a 42.5% interest in ATC, a regional transmission company established in 2000 under Wisconsin legislation. During 2002 and 2001, the Company paid ATC $87.3 million and $72.9 million, respectively, for transmission services. The Company also provides a variety of operational, maintenance and project management work for ATC, which are reimbursed to the Company by ATC.

Guardian Pipeline:   The Company has a one third ownership interest in Guardian Pipeline, an interstate natural gas pipeline. Wisconsin Gas has committed to purchase 650,000 dekatherms per day of capacity (approximately 87% of the pipeline's total capacity) under the terms of a 10 year transportation agreement. Guardian began deliveries to Wisconsin Gas in December 2002.

R -- COMMITMENTS AND CONTINGENCIES

Capital Expenditures:   Certain commitments have been made in connection with 2003 capital expenditures. During 2003, total capital expenditures are estimated to be approximately $693 million of which approximately $455 million, excluding the purchase of nuclear fuel, is attributable to the utility energy segment, $191 million is attributable to the non-utility energy segment, $20 million is attributable to the manufacturing segment, and $27 million is attributable to other.

Operating Leases:   The Company enters into long-term purchase power contracts to meet a portion of its anticipated increase in future electric energy supply needs. These contracts expire at various times through 2013. Certain of these contracts were deemed to qualify as operating leases.

Future minimum payments for the next five years and thereafter for these contracts are as follows:

(Millions of Dollars)

2003	$33.6
2004	38.4
2005	38.6
2006	38.8
2007	39.0
Thereafter	88.2
Total	$276.6
====

Giddings & Lewis, Inc./City of West Allis Lawsuit:   During 2002, Wisconsin Electric entered into Settlement Agreements and Releases with Giddings & Lewis Inc. and Kearney & Trecker Corporation (now a part of Giddings & Lewis) and the City of West Allis, thereby ending all remaining litigation in this lawsuit. Under the Settlement Agreements and Releases, Wisconsin Electric paid $17.3 million as full and final settlement of all damage claims against Wisconsin Electric. These settlements resulted in a 2002 charge of approximately $0.09 per share for Wisconsin Energy. The Settlement Agreements were determined to be in the mutual best interests of the settling parties in order to avoid the burden, inconvenience and expense of continued litigation between the parties and does not constitute an admission of liability or wrongdoing by Wisconsin Electric with respect to any released claims.

On September 25, 2002, Wisconsin Electric filed a lawsuit against its insurance carriers to recover those costs and expenses associated with this matter covered by insurance. Wisconsin Electric intends to fully pursue any and all rights of recovery against its carriers under the applicable insurance policies.

As previously reported, in July 1999, a Milwaukee County Circuit Court jury had issued a verdict against Wisconsin Electric awarding the plaintiffs, Giddings & Lewis, Kearney & Trecker , and the City of West Allis, $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites owned by the plaintiffs in West Allis, Wisconsin. In September 2001, the Wisconsin Court of Appeals, reversed the $100 million punitive damage judgment in its entirety, ordering a new trial on the issue of punitive damages only. In January 2002, the Wisconsin Supreme Court denied petitions for further review and ordered the Circuit Court to retry the issue of punitive damages. After contested hearings on April 8, 2002, the plaintiffs returned to Wisconsin Electric $117.7 million, consisting of the portion of the paid judgment pertaining to punitive damages and interest accrued on that amount. The new trial was scheduled to commence on October 21, 2002.

On August 21, 2000 and September 29, 2000, two shareholders, who had made prior demands upon Wisconsin Energy and Wisconsin Electric to initiate a shareholder derivative suit against certain officers, directors, employees and agents as a result of the City of West Allis/Giddings & Lewis litigation, filed suits on behalf of Wisconsin Energy shareholders in Milwaukee County Circuit Court. A special committee of independent directors of Wisconsin Energy determined after investigation that a derivative proceeding was not in the Company's best interests. The Company agreed to mediation of the matter which resulted in an acceptable proposal to settle the cases. The Court granted preliminary approval of the settlement agreement on October 29, 2001 and authorized sending notice of the settlement to the shareholders. A final hearing on approval of the settlement agreement was held on January 25, 2002, at which time the Court gave final approval to the settlement and dismissed the cases. The settlement did not have a significant impact on financial position or results of operations.

EPA Environmental Matters:   The Company periodically reviews its exposure for remediation costs as evidence becomes available indicating that its remediation liability has changed. Given current information, including the following, management believes that future costs in excess of the amounts accrued and/or disclosed on all presently known and quantifiable environmental contingencies will not be material to the Company's financial position or results of operations.

During 2000, the Company expanded a voluntary program of comprehensive environmental remediation planning for former manufactured gas plant sites and coal-ash disposal sites. The Company has performed a preliminary assessment of twenty-six sites, including fifteen manufactured gas plant sites previously used by Wisconsin Electric or Wisconsin Gas, and eleven coal ash disposal/landfill sites used by Wisconsin Electric, as discussed below. The Company is working with the Wisconsin Department of Natural Resources in its investigation and remediation planning. At this time, the Company cannot estimate future remediation costs associated with these sites beyond those described below.

Manufactured Gas Plant Sites:   The Company has completed remediation at four former manufactured gas plant sites, with remediation at additional sites currently being completed Other sites are being investigated or monitored. The Company estimates that the future costs for detailed site investigation and future remediation costs may range from $25-$52 million over the next ten years. This estimate is dependent upon several variables including, among other things, the extent of remediation, changes in technology and changes in regulation. As of December 31, 2002, the Company has established reserves of $28.1 million related to future remediation costs.

The PSCW has allowed Wisconsin utilities, including Wisconsin Electric and Wisconsin Gas, to defer the costs spent on the remediation of manufactured gas plant sites, and has allowed for such costs to be recovered in rates over five years. As such, the Company has recorded a regulatory asset for remediation costs.

Ash Landfill Sites:   Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion by-products. However, such coal-ash by-products have been, and to some degree, continue to be disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of monitoring or adjusting. Where Wisconsin Electric has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are included in the fuel costs of Wisconsin Electric. During 2002, 2001 and 2000, the Company incurred $2.1 million, $1.2 million and $2.9 million, respectively, in coal-ash remediation expenses.

As a result of the Cooperative Agreement, an innovative regulatory agreement signed with the Wisconsin Department of Natural Resources in February 2001, the Company is now able to recover fly ash from its landfills and mix it with coal for combustion at Pleasant Prairie Power Plant. In this way, the carbon left in the ash is recovered as "ash fuel" and the resulting fly ash produced is a high value product sold as a replacement for cement.

Manufacturing Segment:   The Company's manufacturing subsidiaries are involved in various environmental matters, including matters in which the subsidiaries or alleged predecessors have been named as potentially responsible parties under the Comprehensive Environmental Response Compensation and Liability Act. The Company has established reserves for all of these environmental contingencies of which management is currently aware.

Information Requests:   Wisconsin Electric received a request for information from the United States Environmental Protection Agency ("U.S. EPA") regional offices pursuant to Section 114(a) of the Clean Air Act, in December 2000 and a supplemental request in December 2002. These requests seek information relating to operations of the Company's power plants. Wisconsin Electric submitted information responsive to the December 2000 request and is in the process of submitting information responsive to the supplemental request. These information requests are similar to those issued by the U.S. EPA to numerous electric utility companies over the past two years. The Company will continue to cooperate with the U.S. EPA on these matters. At this time, Wisconsin Energy cannot predict whether the U.S. EPA will allege past violations that might subject the Company to fines or penalties.

Wisvest-Connecticut, formerly a wholly-owned subsidiary of Wisvest, received requests for information from the US EPA regional office pursuant to Section 114(a) of the Clean Air Act in May 2000 and February 2001. Wisvest-Connecticut submitted information responsive to these requests. All membership interests in Wisvest-Connecticut were sold on December 6, 2002 to PSEG Fossil, LLC, which is now the new owner and operator of the electric generating facilities that were the subject of the US EPA information requests. Additionally, any liabilities relating to the information requests which were covered under the guaranty of Wisvest and the Company to United Illuminating, the prior owner of the facilities, have been covered by a guaranty to Wisvest and the Company by PSEG Power, LLC.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Wisconsin Energy Corporation:

We have audited the accompanying consolidated balance sheet and consolidated statement of capitalization of Wisconsin Energy Corporation and its subsidiaries "the Company" as of December 31, 2002, and the related consolidated statements of income, common equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Wisconsin Energy Corporation and its subsidiaries as of December 31, 2001, and for the year then ended, prior to the addition of the transitional disclosures discussed in Note B, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 5, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Wisconsin Energy Corporation and its subsidiaries at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note B, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards (Statement) No. 142, "Goodwill and Other Intangible Assets."

As discussed above, the consolidated financial statements of the Company as of December 31, 2001, and for the year then ended were audited by other auditors who have ceased operations. As described in Note B, these financial statements have been revised to include the transitional disclosures required by Statement No. 142, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosure in Note B, included (a) agreeing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing amortization expense (including any related tax effects) recognized in those periods related to goodwill, intangible assets that are no longer being amortized and changes in amortization periods for intangible assets that will continue to be amortized as a result of initially applying Statement No. 142 (including any related tax effects) to the Company's underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income, and the related earnings per share amounts. In our opinion, the disclosures for 2001 in Note B are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
February 7, 2003

The following report is a copy of a report previously issued by Arthur Andersen LLP in connection with the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2001. This report has not been reissued by Arthur Andersen LLP in connection with this filing on Form 8-K. See Exhibit 23.2 for further discussion. In fiscal 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). As discussed in Note B of the Notes to Consolidated Financial Statements, the Company has presented the transitional disclosures for fiscal 2001 required by SFAS 142. The Arthur Andersen LLP report does not extend to these transitional disclosures. These disclosures are reported on by Deloitte & Touche LLP as stated in their report appearing herein. The schedule listed in Item 14(a)(2) referred to in this report has not been included with the accompanying financial statements.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Wisconsin Energy Corporation:

We have audited the accompanying consolidated balance sheet and consolidated statement of capitalization of Wisconsin Energy Corporation and its subsidiaries as of December 31, 2001, and the related consolidated statements of income, common equity and cash flows for the year then ended. These financial statements and the supplemental schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and supplemental schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Energy Corporation and its subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As described in Note K, on January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 14(a)(2) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

/s/ARTHUR ANDERSEN LLP
Arthur Andersen LLP

Milwaukee, Wisconsin
February 5, 2002

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the
     Stockholders of Wisconsin Energy Corporation

In our opinion, the consolidated statements of income, of common equity and of cash flows for the year ended December 31, 2000 present fairly, in all material respects, the results of operations and cash flows of Wisconsin Energy Corporation and its subsidiaries for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 6, 2001